SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2004

Income Opportunity Realty Investors, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1-14784	75-2615944

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1800 Valley View Lane, Suite 300, Dallas, Texas 75234

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On February 19, 2004, the Board of Directors increased the number of directors from four to six and effective February 20, 2004, elected David E. Allard and Peter L. Larsen to fill the vacancies created by the increase. Both David E. Allard and Peter L. Larsen are directors who are independent from the Board of Directors and Management of the Registrant.

     Mr. Allard, age 45, is Executive Vice President of Internet America, Inc., a publicly-held Dallas, Texas internet service provider, where Mr. Allard, a certified public accountant, is responsible for all operating functions, including finance and administration. Internet America, Inc.’s common stock is traded under the symbol “GEEK.” Mr. Allard was employed in the accounting industry from 1980 until 1992 when his employment added various operational functions.

     Mr. Larsen, age 62, has been involved in the commercial real estate industry since 1972. From 1996 through 2002, he was Senior Vice President of Acquisitions of Tarragon Realty Investors, Inc., and its predecessors, a publicly-held real estate entity, the common stock of which is traded on the NASDAQ National Market. Since 1992, Mr. Larsen has also been a director of four Texas non-profit corporations which own 545 apartment units and are overseeing the development of a multi-million dollar retirement center in Coppell, Texas.

     Also, on February 19, 2004, effective February 20, 2004, the Board of Directors formed a new Audit Committee, approved a charter for the Audit Committee and selected David E. Allard and Peter L. Larson to initially comprise the Audit Committee. The Board also determined that Mr. Allard meets the qualifications of an “audit committee financial expert,” as such term is defined by rules of the Securities and Exchange Commission.

     On February 29, 2004, Earl D. Cecil resigned as a director of the Registrant. Mr. Cecil did not resign because of any disagreement with the Registrant or any matter relating to Registrant’s operations, policies or practices, nor did Mr. Cecil furnish the Registrant with a letter describing any disagreement or requesting that any matter be disclosed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

Date: March 11, 2004	INCOME OPPORTUNITY REALTY INVESTORS, INC.
	By:	/s/ Ronald E. Kimbrough
Ronald E. Kimbrough, Executive
Vice President, Acting Principal Executive Officer and Chief Financial Officer